Exhibit 4.3
SRS ENERGY, INC.

SERIES A DEBENTURE
PURCHASE AGREEMENT

THIS SERIES A DEBENTURE PURCHASE AGREEMENT is made as of the 20th day of March, 2007, by and among SRS Energy, Inc., a Delaware corporation (the "Company"), and the investors severally and not jointly listed on Schedule A hereto, each of which is herein referred to as an "Investor."

THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Purchase and Sale of Debentures.

1.1           Sale and Issuance of Series A Debentures.

(a)           On or prior to the Closing (as defined below), the Company shall have authorized (i) the sale and issuance to the Investors of the Series A Debentures and (ii) the issuance of the shares of Common Stock to be issued upon conversion of the Series A Debentures (the "Conversion Shares"). The Series A Debentures and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Form of Debenture attached as Exhibit A and this Agreement.

(b)           Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase at the Closing and the Company agrees to sell and issue to each Investor at the Closing, that amount of the Company's Series A Debentures set forth opposite such Investor's name on Schedule A hereto for the purchase price set forth thereon.

1.2           Closing. The purchase and sale of the Series A Debentures shall take place at the offices of Sauerwein, Simon, Blanchard & Kime, P.C. immediately prior to the closing of the transactions set forth in that certain Agreement and Plan of Merger and Reorganization among the Company, Alternative Ethanol Technologies, Inc. (the “Parent”) and SRS Acquisition Corp. and dated as of March 19, 2007 (the “Merger Agreement”), which is anticipated to be at 9:00 A.M., on March 27, 2007, or at such other time and place as the Company and Investors acquiring in the aggregate more than half the Series A Debentures sold pursuant hereto mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At the Closing the Company shall deliver to each Investor the Series A Debentures that such Investor is purchasing against payment of the purchase price therefore by check, wire transfer, cancellation of indebtedness, or any combination thereof.

1.3           Additional Sale of Series A Debentures.  The Company reserves the right, solely through Parent, to sell up to an additional $1.0 million of Debentures at any time prior to filing the Registration Statement as such is defined in the Investors’ Rights Agreement dated as of the date hereof by and among the parties hereto (“Investors’ Rights Agreement”) provided any Purchaser of such Debentures shall be required to enter into this Agreement (or an agreement substantially similar to this Agreement, in the discretion of the Company and the Purchasers) and the Investors’ Rights Agreement. Any such new Purchaser shall be subject to the market stand-off provisions of the Investors’ Rights Agreement.

2.           Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor that, except as set forth on a Schedule of Exceptions (the "Schedule of Exceptions") furnished each Investor specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder:

2.1           Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.  The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

2.2           Capitalization and Voting Rights.

(a)           The authorized capital of the Company consists of 1,500 shares of common stock, par value $0.001 ("Common Stock"), of which 1,004 shares are issued and outstanding.

(b)           The outstanding shares of Common Stock are owned by the stockholders and in the numbers specified in Exhibit B hereto.

(c)           The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the" Act") and any relevant state securities laws, or pursuant to valid exemptions therefrom.

(d) In addition to the aforementioned options, the Company will cause Parent to reserve an additional 7,000,000 shares of its Common Stock for purchase upon exercise of options to be granted in the future under the SRS ENERGY, INC. 2007 Stock Option Plan.  Except as set forth on Schedule 2.2(e) the Company is not a party or subject to any agreement or understanding, and, to the best of the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

2.3           Subsidiaries. Except as set forth in the Schedule of Exceptions, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

2.4           Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Investors' Rights Agreement, and the Ancillary Agreements, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Series A Debentures being sold hereunder and the Common Stock issuable upon conversion of the Series A Debentures has been taken or will be taken prior to the Closing, and this Agreement and the Investors' Rights Agreement and the Ancillary Agreements constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Investors' Rights Agreement may be limited by applicable federal or state securities laws.

2.5           Valid Issuance of Series A Debentures Common Stock. The Series A Debentures being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Investors' Rights Agreement and under applicable state and federal securities laws. The Series A Debentures will be assumed by Parent in accordance with the Merger Agreement and the Common Stock issuable upon conversion of the Series A Debentures will be duly and validly reserved for issuance by Parent and, upon issuance, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Investors' Rights Agreement and under applicable state and federal securities laws.

2.6           Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except the filing of the Restated Certificate with the Secretary of State of Delaware.

2.7           Offering. Subject in part to the truth and accuracy of each Investor's representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Series A Debentures as contemplated by this Agreement are exempt from the registration requirements of any applicable state and federal securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

2.8           Litigation. Except as set forth in the Schedule of Exceptions, there is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company that questions the validity of this Agreement or the Investors' Rights Agreement or any Ancillary Agreements, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. Except as set forth in the Schedule of Exceptions, there is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

2.9           Proprietary Information and Inventions Agreement. Ed Hennessey has executed, or at Closing will execute, a Proprietary Information and Inventions Agreement in a form satisfactory to the Investors.

2.10           Patents and Trademarks. The Company has sufficient title and ownership of or licenses to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others, except for such items as have yet to be conceived or developed or that are expected to be available for licensing on reasonable terms from third parties.  The Company is the licensee of the “Brelsford” technology pursuant to that certain Exclusive License Agreement set forth on Schedule of Exception and of the “Eley” technology pursuant to that certain Technology License Agreement set forth on the Schedule of Exception and pursuant to such agreements has the exclusive right to use such technology with regard to the production of ethanol.  No circumstances exist that would permit any party (including either the licensor of the “Brelsford” technology or of the “Eley” technology, or the owner of such technology, if different) to claim any right to use such technology for any application or other process that would result in or be associated with production of ethanol.  The Schedule of Exceptions contains a complete list of, licenses, patents and pending patent applications of the Company. Except as set forth on the Schedule of Exceptions, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees areobligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted.  Neither the execution nor delivery of this Agreement or the Investors' Rights Agreement or the Ancillary Agreements, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the best of the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to or outside the scope of their employment by the Company.

2.11           Compliance With Other Instruments. The Company is not in violation or default in any material respect of any provision of its Restated Certificate or Bylaws, or in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to the best of its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company.  Subject to the filing of the Restated Certificate, neither the execution and delivery by the Company of this Agreement, the Investors’ Rights Agreement or the Ancillary Agreements, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company, as amended to date, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound or to which any of their assets is subject, (d) result in the imposition of any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), (each, a “Security Interest”) upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

2.12           Agreements; Action.

(a)           Except for agreements explicitly contemplated hereby and by the Investors' Rights Agreement and the Ancillary Agreements, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

(b)           Except as set forth on the Schedule of Exceptions, There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to the Company in excess of, $5,000, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company, or (iii) provisions restricting or affecting the development, manufacture or distribution of the Company's products or services.

(c)           The Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii), except as set forth on Schedule 2.12(c)(ii), incurred any indebtedness for money borrowed or any other liabilities individually in excess of $5,000 or, in the case of indebtedness and/or liabilities individually less than $5,000, in excess of $25,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d)           For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(e)           The Company is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its Restated Certificate or Bylaws that adversely affects its business as now conducted or as proposed to be conducted, its properties or its financial condition.

2.13           Related-Party Transactions. Except as set forth on the Schedule of Exceptions, no employee, officer, or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. None of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated (does this apply to SRS) or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. No member of the immediate family of any officer or director of the Company is directly or indirectly interested in any material contract with the Company.

2.14           Permits. The Company has all permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

2.15           Environmental and Safety Laws. The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

2.16           Manufacturing and Marketing Rights. The Company has not granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

2.17           Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has disclosed to the Parent all material information relating to the business of the Company or any Subsidiary or the transactions contemplated by this Agreement. Neither this Agreement, the Investors' Rights Agreement, nor any other statements or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

2.18           Registration Rights. Except as provided in the Investors' Rights Agreement and the Merger Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

2.19           Corporate Documents. Except for amendments necessary to satisfy representations and warranties or conditions contained herein (the form of which amendments has been approved by the Investors), the Restated Certificate and Bylaws of the Company are in the form previously provided to special counsel for the Investors.

2.20           Title to Property and Assets. The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

2.21           Financial Statements/Material Liabilities.  The Company has delivered to the Parent copies of its unaudited balance sheet as of December 31, 2005 and 2006 and the related statements of operations, changes in stockholders’ equity (deficiency), and cash flows for the years ended December 31, 2005 and 2006 (the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied, and present fairly the financial condition and results of operations of the Company at the dates and for the periods covered by the Company Financial Statements. Since December 31, 2005, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Material Adverse Effect to the Company. The Company does not have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities that have arisen since the December 31, 2006 in the ordinary course of business and (b) liabilities disclosed in the Company Financial Statements.

2.22           Changes. Since December 31, 2005 there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b)           any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

(c)           any waiver by the Company of a valuable right or of a material debt owed to it;

(d)           any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

(e)           any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

(f)           any material change in any compensation arrangement or agreement with any employee;

(g)           any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h)           any resignation or termination of employment of any key officer of the Company; and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

(i)           receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(j)           any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(k)           any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(l)           any declaration, setting aside or payment or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

(m)           to the best of the Company's knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted); or

(n)           any agreement or commitment by the Company to do any of the things described in this Section 2.22.

2.23           Employee Benefit Plans. The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

2.24           Tax Returns, Payments and Elections. The Company has filed all tax returns and reports (including information returns and reports) as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on the Company, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company's federal income tax returns and none of its state income or franchise tax or sales or use tax returns have ever been audited by governmental authorities. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

2.25           Labor Agreements and Actions; Employee Compensation. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best of the Company's knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the best of the Company's knowledge, threatened, that could have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company (as such business is presently conducted and as it is proposed to be conducted), nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company is terminable at the will of the Company. The Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment. The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement.

2.26           Brokers. The Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

2.27           Legal Compliance. Each of the Company and the Subsidiaries, and the conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, including, without limitation, those related to requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, environmental matters, occupational safety and health workers’ compensation and unemployment, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No claims have been filed against the Company, and the Company has not received any written notice, alleging a violation of any such laws, regulations or other requirements.

2.28           Use of Proceeds. The Company shall use the proceeds of the sale of the Series A Debentures solely as set forth in the budget attached hereto as Schedule B and for no other purpose or in no other manner, other than as may be approved by a majority of the Purchasers (not including any additional Purchaser that purchases Series A Debentures pursuant to Section 1.3 of this Agreement).

3.           Representations and Warranties of the Investors. Each Investor hereby represents and warrants that:

3.1           Authorization. Such Investor has full power and authority to enter into this Agreement and the Investors' Rights Agreement, and each such Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Investors' Rights Agreement may be limited by applicable federal or state securities laws.

3.2           Purchase Entirely for Own Account. This Agreement is made with such Investor in reliance upon such Investor's representation to the Company, which by such Investor's execution of this Agreement such Investor hereby confirms, that the Series A Debentures to be received by such Investor and the Common Stock issuable upon conversion thereof (collectively, the "Securities") will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

3.3           Disclosure of Information. Such Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Series A Debentures and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investors to rely thereon.

3.4           Investment Experience. Such Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Series A Debentures. If other than an individual, Investor also represents it has not been organized for the purpose of acquiring the Series A Debentures.

3.5           Accredited Investor. Such Investor is an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

3.6           Restricted Securities. Such Investor understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, such Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

3.7           Further Limitations on Disposition. Without in any way limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 3 and the Investors' Rights Agreement provided and to the extent this Section and such agreement are then applicable, and:

(a)           There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(b)           (i) Such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(c)           Notwithstanding the provisions of Paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by an Investor that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were an original Investor hereunder.

3.8           Legends. It is understood that the certificates evidencing the Securities may bear one or all of the following legend:

"These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act. "

3.9           Further Representations by Foreign Investors. If an Investor is not a United States person, such Investor hereby represents that he or she has satisfied himself or herself as to the full observance of the laws of his or her jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (i) the legal requirements within his jurisdiction for the purchase of the Securities, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Securities. Such Investor's subscription and payment for, and his or her continued beneficial ownership of the Securities, will not violate any applicable securities or other laws of his or her jurisdiction.

4.           Conditions of Investors' Obligations at Closing. The obligations of each Investor under subsection 1.1 (b) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent thereto:

4.1           Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

4.2           Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3           Compliance Certificate. The President of the Company shall deliver to each Investor at the Closing a certificate stating that the conditions specified in Sections 4.1 and 4.2 have been fulfilled and stating that there shall have been no adverse change in the business, affairs, operations, properties, assets or condition of the Company since the date of this Agreement.

4.4           Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

4.5           Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Investors' special counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request. This may include, without limitation, good standing certificates and certification by the Company's Secretary regarding the Company's Certificate of Incorporation and Bylaws and Board of Director and stockholder resolutions relating to this transaction.

4.6           Proprietary Information and Employee Stock Purchase Agreements. Ed Hennessey shall have entered into a Proprietary Information and Inventions Agreement.

4.7           Bylaws. The Bylaws of the Company shall provide that the Board of Directors of the Company shall consist of five (5) persons.

4.8           Board of Directors. The directors of the Company shall be Messrs. Edward Hennessey, _______________ and ______________ and there shall be two vacancies on the Board of Directors.

4.9           Opinion of Company Counsel. Each Investor shall have received from Sauerwein, Simon, Blanchard & Kime, P.C., counsel for the Company, an opinion, dated as of the Closing, in the form attached hereto as Exhibit C.

4.10           Investors' Rights Agreement. The Company and each Investor shall have entered into the Investors' Rights Agreement.

5.           Conditions of the Company's Obligations at Closing. The obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before the. Closing of each of the following conditions by that Investor:

5.1           Representations and Warranties. The representations and warranties of the Investors contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2           Payment of Purchase Price. The Investor shall have delivered the purchase price specified in Section 1.2, and Investors shall collectively have acquired and paid for at the closing at least $1,400,000 in principal amount of Series A Debentures hereunder.

5.3           Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

6.           Indemnification.

6.1           Indemnification. The Company shall indemnify each Investor in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) incurred or suffered by such Investor resulting from, relating to or constituting:  any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement, the Investors’ Rights Agreement, any Ancillary Agreement or the Company Certificate required in Section 4.3.

6.2           Indemnification Claims. Any Investor entitled to indemnification under this Section 6 will give written notice to the Company of any matters giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 6.

7.           Miscellaneous.

7.1           Survival of Warranties. The warranties, representations and covenants of the Company and Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company.

7.2           Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3           Governing Law. This Agreement shall be governed by and construed under the laws of the State of Missouri as applied to agreements among Missouri residents entered into and to be performed entirely within Missouri.

7.4           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.5           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.6           Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

7.7           Finder's Fee. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees, or representatives is responsible.

The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.8           Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Investors' Rights Agreement or the Restated Certificate, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.9           Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Common Stock issuable or issued upon conversion of the Series A Debentures. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

7.10           Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.11           Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

7.12           Waiver of Conflicts. Each party to this Agreement acknowledges that Sauerwein, Simon, Blanchard & Kime, P.C., counsel for the Company, has in the past and may continue to perform legal services for certain of the Investors in matters unrelated to the transactions described in this Agreement, including the representation of such Investors in venture capital financings and other matters. Accordingly, each party to this Agreement hereby (1) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; (2) acknowledges that Sauerwein, Simon, Blanchard & Kime, P.C. represented the Company in the transaction contemplated by this Agreement and has not represented any individual Investor or any individual shareholder or employee of the Company in connection with such transaction; and (3) gives its informed consent to Sauerwein, Simon, Blanchard & Kime, P.C.’s representation of certain of the Investors in such unrelated matters and to Sauerwein, Simon, Blanchard & Kime, P.C.'s representation of the Company in connection with this Agreement and the transactions contemplated hereby.

[Remainder of page intentionally left blank; signature page to follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY

SRS ENERGY, INC.

By:
Name:
Title:

HOLDERS:

IS INVESTMENTS

By:
Name:
Title:

TRINITY ENTERPRISES, L.L.C.

By:
Name:
Title:

LEGGWEAR INTERNATIONAL, LTD.

By:
Name:
Title:

PADSTOW ESTATES, INC.

By:
Name:
Title:

ANAHUAC MANAGEMENT, INC.

By:
Name:
Title:

JAMES KARL

GARY SLAY

JEFF SLAY

JILL GARLICH

JOHN A. CAITO

GLEN T. SLAY

AGEST, INC.

By:

Mike McMahon

Schedule A
Schedule of Investors

Investor	Debenture Amount	Common Shares Initially Issuable on Conversion

IS Investments	$100,000.00	666,667
Leggwear International, Ltd.	$100,000.00	666,667
Trinity Enterprises, L.L.C.	$250,000.00	1,666,667
Padstow Estates, Inc.	$250,000.00	1,666,667
Anahuac Management, Inc.	$200,000.00	1,333,333
Agest, Inc.	$150,000.00	1,000,000
James Karl	$20,000.00	133,333
Gary Slay	$30,000.00	200,000
Jeff Slay	$30,000.00	200,000
Jill Garlich	$30,000.00	200,000
Michael McMahon	$15,000.00	100,000
John A. Caito	$10,000.00	66,667
Glen T. Slay	$215,000.00	1,433,333